EX-FILING FEES

Calculation of Filing Fee Table

S-3

(Form Type)

HSBC USA Inc.

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

40447AAF1

						Maximum
		Security Class	Fee Calculation	Amount	Proposed Maximum	Aggregate		Amount of
	Security Type	Title	or Carry Forward Rule	Registered	Offering Price Per Unit	Offering Price	Fee Rate	Registration Fee
Fees to Be Paid	Debt	Debt Securities	Rule 457(r)			$510,000	$110.20 per $1,000,000	$56.202